CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Trustees
Putnam Investment Funds:

We consent to the use of our reports dated August 30, 2001 and August 31, 2001, incorporated in this Registration Statement by reference, to the Putnam Growth Opportunities Fund and Putnam Research Fund, respectively, each a series of Putnam Investment Funds, and to the references to our firm under the captions "Financial highlights" in the prospectuses and "INDEPENDENT ACCOUNTANTS AND FINANCIAL STATEMENTS" in the Statement of Additional Information.

                                                KPMG  LLP
Boston, Massachusetts
November 26, 2001